SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 14)*

Xerox Corporation
(Name of Issuer)

Common Stock, $1 par value
(Title of Class of Securities)

984121 60 8
(CUSIP Number)

Jesse Lynn, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

May 3, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

This statement constitutes Amendment No. 14 to the Schedule 13D relating to the shares of Common Stock, $1 par value ("Shares"), issued by Xerox Corporation (the "Issuer"), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on November 23, 2015 (as previously amended, the "Schedule 13D"), to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended to add the following paragraphs at the end thereof:

On May 1, 2018, the Reporting Persons, Darwin Deason, the Issuer and the directors of the Issuer entered into a Director Appointment, Nomination and Settlement Agreement (the "Settlement Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference. Because the "Effective Time" (as defined in the Settlement Agreement) did not occur by 8:00 p.m. (New York time) on May 3, 2018, the Settlement Agreement terminated automatically in accordance with its terms at that time and has no further force or effect.

On May 4, 2018, Carl Icahn issued a joint statement with Darwin Deason regarding the Issuer, the directors of the Issuer and the Settlement Agreement, a copy of which is filed herewith as an exhibit and incorporated herein by reference.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended to add the following at the end thereof:

The disclosure set forth above in Item 4 is incorporated herein by reference.

Item 7. Material to be Filed as Exhibits

1	Director Appointment, Nomination and Settlement Agreement dated May 1, 2018

2	Joint Statement dated May 4, 2018

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 4, 2018

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 14 to Schedule 13D – Xerox Corporation]

  EXHIBIT 1

DIRECTOR APPOINTMENT, NOMINATION AND SETTLEMENT AGREEMENT
This Director Appointment, Nomination and Settlement Agreement (this "Agreement"), dated May 1, 2018, is entered into by and among, Darwin Deason ("Deason"), the persons and entities listed on Schedule A (collectively, the "Icahn Group", and together with Deason, the "Shareholder Group", and each of Deason and such persons and entities listed on Schedule A, individually a "member" of the Shareholder Group), Xerox Corporation (the "Company"), William Curt Hunter, Jeff Jacobson, Robert J. Keegan, Charles Prince, Ann N. Reese, Stephen H. Rusckowski and Sara Martinez Tucker (collectively, the "Resigning Directors") and Gregory Q. Brown, Joseph J. Echevarria and Cheryl Gordon Krongard (collectively, the "Continuing Directors" and collectively with the Resigning Directors and, upon her delivery of a joinder to this Agreement, Ursula Burns, the "Existing Directors"), and shall become effective in accordance with Section 21.
WHEREAS, an order granting a preliminary injunction (the "Preliminary Injunction") was entered on April 27, 2018 in the matters styled as (A) Deason v. Fujifilm, et al., Index No. 650675/18, and (B) Deason v. Xerox Corp, et al., Index No. 650988/18 (collectively, the "Deason Litigations");
WHEREAS, the parties wish to settle and discharge all claims against the Company and the Existing Directors in the Deason Litigations without the admission of any liability or wrongdoing of any kind whatsoever by the parties or any other Existing Director associated with any of the facts or claims alleged in the Deason Litigations;
WHEREAS, the Shareholder Group and the Company seek to preserve any and all claims that have been asserted or could be asserted against FUJIFILM Holdings Corporation ("Fujifilm"), including in the Deason Litigations, including the claim for aiding and abetting asserted therein, and the damages and relief sought against Fujifilm in the Deason Litigations; and
WHEREAS, the entry of this Agreement is conditioned upon the filing of the Memorandum of Understanding, substantially in the form attached as Exhibit A (the "Memorandum of Understanding"), to the Supreme Court of the State of New York, County of New York.
NOW THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Board Representation and Board Matters.
(a)	The Company, the Existing Directors and the Shareholder Group agree as follows:
(i)
at the Effective Time, the Company shall take all necessary action first, (A) to increase the size of the Board of Directors of the Company (the "Board") from 10 members to 16 members, second, (B) to appoint Jaffrey (Jay) A. Firestone and Randolph Read (collectively, the "New Independent Directors" and each, a "New Independent Director"), Scott Letier (the "Deason Designee"), Keith Cozza and Nicholas Graziano (collectively, the "Icahn Designees" and each, an "Icahn Designee" and together with the Deason Designee, the "Shareholder Designees") and John Visentin (the "Other Designee"), third, (C) to procure and accept the resignation of each of the Resigning Directors from the Board, in each case substantially in the form attached hereto as Annex 1, and fourth, (D) to decrease the size of the Board from 16 members to 9 members;

(ii)
at the Effective Time, Jeff Jacobson agrees to resign from the Board and as Chief Executive Officer of the Company and the parties hereto agree that such resignation shall be treated as a voluntary resignation;

(iii)
that as of the date hereof and before giving effect to this Agreement, the Company represents and warrants that, prior to the Board appointing the New Independent Directors, the Shareholder Designees and the Other Designee as directors and prior to the effectiveness of the resignations contemplated by Section 1(a)(i) and Section 1(a)(ii), the Board is composed of 10 directors and that there are no vacancies on the Board;

(iv)
the Company shall waive its advance notice bylaw provision with respect to nominations of persons for election to the Board of Directors of the Company at the Company's 2018 annual meeting of shareholders (the "2018 Annual Meeting") and business proposed thereat for a period of 30 days following the Effective Time; and

(v)	the Company shall hold, and complete, its 2018 Annual Meeting no later than the date that is the four month anniversary of the Effective Time.
(b)	The Company and the Shareholder Group agree as follows:
(i)
the Company's slate of nominees for election to the Board at the 2018 annual meeting of shareholders of the Company (the "2018 Annual Meeting") will consist only of the following individuals (collectively, the "2018 XRX Slate"): the New Independent Directors, the Shareholder Designees, the Other Designee and the Continuing Directors;

(ii)
in the event that the principal corporate counsel to the Company is not reasonably acceptable to Deason, that in addition to the Deason Designee, following the Effective Time, the Company shall take all necessary action to appoint (A) Darwin Deason or (B) an individual designated by Darwin Deason and approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed (an "Acceptable Person") (and if such proposed designee is not an Acceptable Person, Deason shall be entitled to continue designating an individual until such proposed designee is an Acceptable Person) to the Board (the "Additional Deason Director"); provided that such Additional Deason Director shall be: (A) approved and appointed to the Board no later than five business days following written notice delivered by Deason to the Company; and (B) deemed to be a Deason Designee and a Shareholder Designee for all purposes under this Agreement; and

(iii)
that, to the extent permitted by law and the Company's existing insurance coverage, from and after the date of this Agreement, the Shareholder Designees shall be covered by the D&O Insurance (as defined below).

(c)
At all times from the Effective Time through the termination of their service as a member of the Board, the Shareholder Group shall cause the Shareholder Designees to comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members and of which the Shareholder Designees have been provided written copies in advance (or which have been filed with the Securities and Exchange Commission or posted on the Company's website), including, the Company's code of business conduct and ethics, standards of business conduct, securities trading policies, insider trading policy, directors confidentiality policy, directors' code of conduct and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (except as permitted in accordance with the Confidentiality Agreement). For the avoidance of doubt, without limiting the applicability of relevant laws, the Company agrees that such policies, procedures, processes, codes, rules, standards and guidelines shall not be applicable to, or deemed to apply or extend to, any member (individual or entity) of the Shareholder Group (other than their application to the Shareholder Designees).

(d)
Upon the Effective Time, each member of the Shareholder Group, on behalf of itself and its Related Parties, hereby irrevocably withdraws the nomination of Jonathan Christodoro, Keith Cozza, Jaffrey (Jay) A. Firestone and Randolph C. Read notified by or on behalf of it to the Company in connection with the 2018 Annual Meeting and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to, and not to knowingly encourage or induce any other Person to, nominate any new nominee for election at the 2018 Annual Meeting.  Upon the Effective Time, each member of the Shareholder Group hereby further withdraws and terminates all requests for stock list materials and other books and records of the Company under Section 624 of the New York Business Corporation Law and New York common or other statutory or regulatory provisions providing for shareholder access to books and records.

2.	Director and Officer Indemnification; Release.
(a)
The Company shall indemnify and hold harmless and provide advancement of expenses (on an as incurred basis) to the present (as of the date of this Agreement) officers and directors of the Company and its subsidiaries and any individual who is or was as of the Effective Time serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another Person (including, each of the Existing Directors) (each, an "Indemnified Person") in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person is or was a director, officer or employee, or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the facts and circumstances leading up to, and including entry into, this Agreement, in each case to the fullest extent permitted by the New York Business Corporation Law or any other applicable law or provided under the Company's or such subsidiary's organizational documents (including its certificate of incorporation and bylaws) in effect as of the Effective Time.

(b)
The Company shall cause to be maintained in effect provisions in the Company's (and each of its subsidiaries') organizational documents (including their respective certificate of incorporation and bylaws) (or in such documents of any successor to the business of the Company or any such subsidiary) regarding elimination and limitation of liability of directors and officers, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence at the Effective Time.

(c)
From the Effective Time until the date that is 90 days after the date that is the six year anniversary of the Effective Time (and thereafter as necessary to maintain coverage for any claim made within six years after the Effective Time), the Company shall cause to be maintained in effect the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), or shall obtain such other directors' and officers' insurance policies and fiduciary liability insurance policies from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to the D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the D&O Insurance in existence as of the Effective Time.

(d)
If the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 2.

(e)
The rights of each Indemnified Person shall be in addition to any rights such Indemnified Person may have under the organizational documents (including the certificate of incorporation or bylaws) of the Company or any of its subsidiaries, or under any applicable law or under any agreement of any Indemnified Person with the Company or any of its subsidiaries.

(f)
The Company and each member of the Shareholder Group, on behalf of themselves and for all of their affiliated, associated, related, parent and subsidiary entities, successors, assigns, and the respective heirs, executors, administrators, successors and assigns of any such person or entity ("Related Parties"), irrevocably, absolutely and unconditionally release, settle, acquit and forever discharge each of the Existing Directors in their capacities as directors, officers, employees, agents or otherwise as representatives of the Company or any of its Related Parties (including, without limitation, serving as a director, officer or employee of another Person at the request of the Company or any of its subsidiaries) and each of their respective Related Parties (together, the "Director Released Parties"), from and against any and all causes of action, claims, actions, rights, judgments, obligations, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney's fees, accountants' fees and court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the Effective Time ("Claims"), whether now known or unknown, suspected or unsuspected, that the Company and each member of the Shareholder Group or any of their respective Related Parties now have, or at any time previously had, or shall or may have in the future; provided that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claim to enforce the terms of this Agreement. Nothing in this Agreement shall serve as a basis for any insurer to deny or disclaim coverage with respect to the Existing Directors in connection with any Claims asserted in the Deason Litigations, nor shall the Company or any member of the Shareholder Group take any action to knowingly impair such coverage. Without limiting the rights of the Existing Directors hereunder, nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claim against Fujifilm, including in the Deason Litigations, including the claim for aiding and abetting asserted therein, and the damages and relief sought against Fujifilm in the Deason Litigations.  The Company and the Existing Directors shall, at the sole cost and expense of such named plaintiffs, reasonably cooperate with the named plaintiffs in their prosecution of the Claims against Fujifilm in the Deason Litigation.

(g)
Each member of the Shareholder Group, on behalf of itself and all of its Related Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges the Company and its Related Parties (the "Company Released Parties") from and against any and all Claims, whether now known or unknown, suspected or unsuspected, that any member of the Shareholder Group or any of their respective Related Parties now has, or at any time previously had, or shall or may have in the future as a shareholder of the Company, arising by virtue of or in any manner related to any actions or inactions with respect to the Company or its respective affairs on or before the Effective Time, including in the Deason Litigations; provided that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claim to enforce the terms of this Agreement.

(h)
Each Existing Director, on behalf of himself or herself and for all of his or her Director Released Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges the Company and each of its Related Parties, each other Existing Director and each member of the Shareholder Group, from any and all Claims to the extent resulting from such Existing Director's service as a director or officer of the Company at and prior to the Effective Time, other than Retained Claims. "Retained Claims" means any and all of the following: (i) Claims to enforce the terms of this Agreement, (ii) Claims regarding any rights to indemnification or advancement of expenses of such Existing Director, (iii) Claims relating to the right to receive the compensation and benefits described in this Agreement and (iv) Claims relating to the reimbursement of expenses incurred but unpaid at or prior to the Effective Time.

(i)
The Company, on behalf of itself and for all of its Related Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges each member of the Shareholder Group from and against any and all Claims, whether now known or unknown, suspected or unsuspected, that the Company now has, or at any time previously had, arising by virtue of or in any manner related to any actions or inactions with respect to the Company or its respective affairs on or before the Effective Time, including in the Deason Litigations; provided that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claim to enforce the terms of this Agreement.

(j)
Each member of the Shareholder Group, on behalf of itself and all of its Related Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges the present and former officers and employees of the Company and each of its Related Parties (together with the Director Released Parties and the Company Released Parties, the "Released Parties") from and against any and all Claims, whether now known or unknown, suspected or unsuspected, that any member of the Shareholder Group or any of their respective Related Parties now has, or at any time previously had, or shall or may have in the future as a shareholder of the Company, arising by virtue of or in any manner related to (A) matters that are the subject of the Deason Litigations, (B) (x) that certain Redemption Agreement, dated as of January 31, 2018, by and among Fuji Xerox Co., Ltd. ("FX"), Fujifilm and the Company and (y) that certain Share Subscription Agreement, dated as of January 31, 2018, by and between the Company and Fujifilm, (C) any agreement relating to FX that is publicly disclosed as of the date hereof (and any agreements entered into in connection with, or in furtherance of, such agreements), including (x) the Joint Enterprise Contract, between Xerox and Fujifilm, dated March 30, 2001, (y) the Technology Agreement, dated April 1, 2006, by and between the Company and FX and (z) the Master Program Agreement made and entered into as of September 9, 2013 by and between the Company and FX and (D) serving as a member of the board of directors of FX; provided that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claim to enforce the terms of this Agreement.

(k)
If any legal proceeding is instituted or any claim or demand is made against the Company or any Existing Director relating to any matter that is the subject of a release pursuant to this Section 2 (including any matter pending as of the Effective Time) then the Company shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such claim or demand, or otherwise compromise such claim or demand, without the prior written consent of each Existing Director unless the judgment or settlement (x) involves only money damages that are paid by the Company and does not seek an injunction or other equitable relief (other than customary confidentiality obligations incidental to the granting of money damages), (y) does not provide for an admission of any wrongdoing or liability and (z) contains an unconditional release of each Existing Director.

(l)
IT IS THE INTENTION OF EACH MEMBER OF THE SHAREHOLDER GROUP AND THE COMPANY IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASES CONTAINED IN THIS SECTION 2 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY EACH MEMBER OF THE SHAREHOLDER GROUP AND THE COMPANY AND THE RELEASED PARTIES OF ALL MATTERS RELEASED PURSUANT TO THIS SECTION 2. EACH MEMBER OF THE SHAREHOLDER GROUP HEREBY REPRESENTS TO EACH RELEASED PARTY THAT NONE OF THE MEMBERS OF THE SHAREHOLDER GROUP HAVE VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN THE MEMBERS OF THE SHAREHOLDER GROUP HAS ANY INTEREST IN ANY MATTER RELEASED PURSUANT TO THIS SECTION 2 BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY ANY MEMBER OF THE SHAREHOLDER GROUP. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 2 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 2 WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

(m)
The Company hereby waives, and shall cause its subsidiaries to waive, all rights of subrogation with respect to any indemnification payments made by the Company or any of its subsidiaries and shall not be entitled to any rights of subrogation with respect to claims of the Indemnified Persons or any of their Related Parties with respect to any indemnified losses and with respect to the claim giving rise to such losses.

(n)
Within one business day of the date of this Agreement, Deason, the Company, and the Existing Directors shall execute and deliver to one another the joint stipulation of discontinuance with prejudice of all claims asserted by Deason against the Company and/or the Existing Directors in the action styled Deason v. Fujifilm, et al., Index No. 650675/18, attached as Exhibit B hereto (the "Deason I Joint Discontinuance"), and the joint stipulation of discontinuance with prejudice of all claims asserted by Deason against the Company and/or the Existing Directors in the action styled Deason v. Xerox Corp, et al., Index No. 650988/18, attached as Exhibit C hereto (the "Deason II Joint Discontinuance", and, together with the Deason I Joint Discontinuance, the "Joint Discontinuances"). Within one business day of execution and delivery of the Joint Discontinuances, Deason shall file the Joint Discontinuances with the Court.

(o)
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall constitute a release, settlement, acquittal and/or discharge of any claims or causes of action against any of the Existing Directors' or the Company's agents, representatives, advisors, consultants or attorneys.

(p)
The parties acknowledge that the Settlement Agreement releases claims that are unknown and unsuspected at the time of the Agreement and that the release of such claims was a specifically negotiated and material term of the Agreement.  The parties further agree to waive the protections of Cal. Civ. Code 1542 or any similar provisions of law.

3.
Director Equity. The Company represents and warrants that no Resigning Director (other than Mr. Jacobson) owns any unvested options, restricted stock units and other equity awards granted by the Company, other than deferred stock units ("DSUs").  Each of the DSUs, whether vested or unvested, granted to a Resigning Director shall be treated as if such Resigning Director had voluntarily resigned as of the date of this Agreement and shall be paid out in cash as soon as practical after the Effective Time.  Mr. Hunter's deferred compensation balance of $269,740 shall be paid out in cash as soon as practical after the Effective Time.

4.
Public Announcements. Unless otherwise agreed in writing, shortly after the Effective Time, the Company shall (a) announce the execution of this Agreement by means of a press release substantially in the form attached to this Agreement as Exhibit D-1 (the "Company Press Release"), (b) issue the statement from the Existing Directors substantially in the form attached to this Agreement as Exhibit D-2 (the "Existing Directors Statement") and (c) file this Agreement, the Company Press Release and the Existing Directors Statement as exhibits to a Form 8-K. The Company acknowledges that members of the Shareholder Group intend to file this Agreement (including Exhibits) as exhibits to its Schedule 13D pursuant to an amendment thereto.

5.	[Intentionally Omitted]
6.
Non-Disparagement. Each of the Company and each member of the Shareholder Group agrees not to, and to cause its Related Parties not to, Disparage Personally (as defined below), or knowingly encourage or knowingly induce others to Disparage Personally, any Existing Director. Each of the Existing Directors agrees not to, and to cause its Related Parties not to, Disparage Personally, or encourage or induce others to Disparage Personally any member of the Shareholder Group. "Disparage Personally" means to make, publish or communicate remarks, comments or statements, whether oral or written (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, or any other form of communication), that both (a) disparage, defame, impugn, or otherwise damage or assail, the relevant individual or entity and (b) concern or relate to the personal life (which, for the avoidance of doubt, shall not include, among other things, the business or professional life) of the relevant individual or entity.

7.
Representations and Warranties of All Parties. Each of the parties hereto represents and warrants to the other parties that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) except as previously disclosed by the Company, this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

8.
Representations and Warranties of Deason. Deason represents and warrants that, as of the date of this Agreement: (a) Deason Beneficially Owns an aggregate of 15,322,341 Common Shares; (b) except for such ownership, Deason does not, individually or in the aggregate with any of his controlled Affiliates, have any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of "Beneficial Ownership" below; and (c) other than Deason's Beneficial Ownership of Common Shares, the Deason Designee does not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual.

9.
Representations and Warranties of the Icahn Group. Each member of the Icahn Group jointly represents and warrants that, as of the date of this Agreement: (a) the Icahn Group collectively Beneficially Owns, an aggregate of 23,456,087 Common Shares; (b) except for such ownership, no member of the Icahn Group, individually or in the aggregate with any of its controlled Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of "Beneficial Ownership" below; and (c) other than the Icahn Group's beneficial ownership of Common Shares, the Icahn Designees do not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Listed Company Manual.

10.
Representations and Warranties of the Existing Directors. Each of the Existing Directors represents and warrants to the Company and each member of the Shareholder Group that such Existing Director is not entitled to any compensation from the Company other than as has been disclosed prior to the date of this Agreement in the Company's filings with the United States Securities and Exchange Commission or the equity awards granted on or about April 6, 2018.

11.
Representations and Warranties of the Company. The Company represents and warrants to each member of the Shareholder Group that: (a) except for Jeff Jacobson, no officer of the Company has notified the Board of Directors of the Company that he or she intends to resign or retire within one year after the date of this Agreement; and (b) the Company adopted the resolutions attached hereto as Exhibit E in connection with entry into this Agreement.

12.
Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies any of the other parties shall be entitled to at law or in equity, each other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts of the State of New York. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of New York, and each of the parties hereto irrevocably waives the right to trial by jury, (d) agrees to waive any bonding or similar security requirement under any applicable law or otherwise, including in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party's principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Notwithstanding anything to the contrary in this Section 12, any dispute or controversy brought by an Existing Director to enforce any right of any such Existing Director pursuant to Section 2 (whether based on contract or tort or upon any federal, state or local statute) shall, at the election of any party to such dispute, be submitted to Judicial Arbitration and Mediation Services ("JAMS") for resolution in arbitration in accordance with the rules and procedures of JAMS. Any party to such dispute shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 12. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. If the parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of 10 neutral arbitrators provided by JAMS with the complaining party making the first strike. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS and the immediately preceding sentence shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the federal or state courts of the State of New York for this purpose. For the avoidance of doubt, during any arbitration process, the Existing Directors will be entitled to indemnification and advancement of reasonable legal fees and reasonable expenses (on an as incurred basis); provided that such indemnification and advancement shall only cease if it is ultimately determined by a court of competent jurisdiction of which no further appeal can be made that such indemnification or advancement is prohibited by law. Without limiting the generality of Sections 2(a) and 2(b), the Company shall pay the costs of any arbitration to the extent involving the Existing Directors. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 12.
13.
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.
Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

15.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement) or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:
Xerox Corporation
P.O. Box 4505
201 Merritt 7
Norwalk, Connecticut  06851
Attention: General Counsel
Email: sarah.hlavinka@xerox.com
with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton and Garrison LLP
1285 Avenue of the Americas
New York, New York  10019
Attention: Robert S. Schumer; Ariel J. Deckelbaum
Email: rschumer@paulweiss.com; ajdeckelbaum@paulweiss.com
if to Deason:
Darwin Deason
5956 Sherry Lane, Suite 800
Dallas, Texas  75225
Email: jennifer@deasoncap.com
with a copy to (which shall not constitute notice):
King & Spalding LLP
1185 Avenue of the Americas
New York, New York  10036
Attention: James C. Woolery
Email: jwoolery@kslaw.com
if to the Icahn Group:
Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York  10153
Attention: Keith Cozza
Email: KCozza@sfire.com
with a copy to (which shall not constitute notice):
Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York  10153
Attention: Louie Pastor
Email: LPastor@sfire.com
if to the Existing Directors:
to the address set forth on such Existing Director's signature page with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10019
Attention: Alan M. Klein
Email: aklein@stblaw.com

16.
Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Upon such determination that any term hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

17.	Counterparts. This Agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.
18.	Successors and Assigns. This Agreement shall not be assignable by any of the parties hereto. This Agreement, however, shall be binding on successors of the parties hereto.
19.
No Third Party Beneficiaries; Joinder. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons; provided that each Indemnified Person and each Released Party is an express third party beneficiary of the relevant sub-sections of Section 2, and, in each case, such third party beneficiary shall be entitled to enforce this Agreement with respect to such provisions as if any such person were a party to this Agreement. The parties acknowledge and agree that Ursula Burns shall be deemed an Existing Director hereunder, and a party hereto, upon her delivery of a joinder hereto.

20.
Fees and Expenses. The Company agrees that it (a) shall reimburse each member of the Icahn Group and (b) shall immediately after the Effective Time reimburse Deason, in each case for all of their respective out-of-pocket fees and expenses (including legal expenses) incurred in connection with each member of the Shareholder Group's involvement at the Company since May 1, 2017 to the date hereof (expressly excluding any fees incurred following the date hereof), including their Schedule 13D filings, litigation brought against the Company by any member of the Shareholder Group, any proxy contest with respect to the 2018 Annual Meeting, and the negotiation and execution of this Agreement, solely in the case of clause (b), in an aggregate amount not to exceed that disclosed to the Company in writing prior to the date of this Agreement. The Company hereby represents, warrants, covenants and agrees with the Shareholder Group that no professional fees or expenses of the Company or the Existing Directors that were unpaid and/or unbilled as of 8:30 p.m. ET on April 27, 2018 (the "Decision Time") (including, without limitation, any such fees or expenses payable or reimbursable by the Company in respect of services provided by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Simpson Thacher & Bartlett LLP, Fried, Frank, Harris, Shriver & Jacobson LLP, Teneo Holdings LLC, Centerview Partners LLC, Citigroup Global Markets Inc., McKinsey & Company and Innisfree M&A Incorporated) have been or will be paid by the Company at or following the Decision Time unless approved by the Board, as constituted after giving effect to Sections 1(a)(i) and 1(a)(ii) hereof.

21.
Effectiveness. This Agreement shall become effective immediately following the (a) execution of the Joint Discontinuances by the Justice of the Supreme Court of the State of New York, County of New York to which the Deason Litigations are assigned and (b) filing of the Memorandum of Understanding to the Supreme Court of the State of New York, County of New York (the "Effective Time"); provided that if the Effective Time has not occurred by 8:00 p.m. (New York time) on May 3, 2018 then this Agreement shall terminate automatically at such time and be of no further force or effect; provided, however, that, notwithstanding any other provision herein, Section 2(n) shall be effective immediately following execution of this Agreement by each of the parties.

22.
Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be deemed to mean "including without limitation" in all instances.

As used in this Agreement, the term "Voting Securities" shall mean the outstanding shares of common stock, par value $1.00 per share, of the Company  (the "Common Shares") and any other equity securities of the Company, or securities convertible into, or exercisable or exchangeable for Common Shares or such other equity securities, whether or not subject to the passage of time or other contingencies.
As used in this Agreement, the term "Beneficial Ownership" of Voting Securities means ownership of: (a) Voting Securities which such Person or any of such Person's Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Exchange Act, (b) securities which such Person or any of such Person's Affiliates or Associates has: (i) rights, obligations or options to own or acquire (whether such right, obligation or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing), (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) and with respect to which such first Person or any of such first Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of such securities or (d) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person's Affiliates or Associates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is determined by reference to the price or value of Voting Securities, or which provides such person or any of such person's Affiliates or Associates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (i) such derivative conveys any voting rights in Voting Securities to such person or any of such person's Affiliates or Associates, (ii) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (iii) such person or any of such person's Affiliates or Associates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.
For purposes of this Agreement, the term "Affiliate" and the term "Associate" shall have the applicable meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
XEROX CORPORATION
By:
Name:
Title:

By:
Darwin Deason

CARL C. ICAHN
By:
Carl C. Icahn

HIGH RIVER LIMITED PARTNERSHIP By: Hopper Investments LLC, its general partner By: Barberry Corp., its sole member
By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

HOPPER INVESTMENTS LLC By: Barberry Corp., its sole member
By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

BARBERRY CORP.
By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

ICAHN PARTNERS LP
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

ICAHN ENTERPRISES G.P. INC.
By:
	Name:	Keith Cozza
	Title:	President; and Chief Executive Officer

ICAHN ENTERPRISES HOLDINGS L.P. By: Icahn Enterprises G.P. Inc., its general partner
By:
	Name:	Keith Cozza
	Title:	President; and Chief Executive Officer

IPH GP LLC
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

ICAHN CAPITAL LP
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

ICAHN ONSHORE LP
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

ICAHN OFFSHORE LP
By:
	Name:	Keith Cozza
	Title:	Chief Operating Officer

BECKTON CORP.
By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

By:
William Curt Hunter

Address for Notices:

By:
Jeff Jacobson

Address for Notices:

By:
Robert J. Keegan

Address for Notices:

By:
Charles Prince

Address for Notices:

By:
Ann N. Reese

Address for Notices:

By:
Stephen H. Rusckowski

Address for Notices:

By:
Sara Martinez Tucker

Address for Notices:

By:
Gregory Q. Brown

Address for Notices:

By:
Joseph J. Echevarria

Address for Notices:

By:
Cheryl Gordon Krongard

Address for Notices:

SCHEDULE A
CARL C. ICAHN
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL LP
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.

EXHIBIT A
[Memorandum of Understanding to be attached]

EXHIBIT B
[Deason I Joint Discontinuance to be attached]

EXHIBIT C
[Deason II Joint Discontinuance to be attached]

EXHIBIT D-1
[Press Release to be attached]

EXHIBIT D-2
[Statement to be attached]

EXHIBIT E

[Resolutions to be attached]

ANNEX 1

[Form of Resignation to be attached]

EXHIBIT 2

Contact:
Icahn Capital LP Susan Gordon (212) 702-4309	Deason Capital Services, LLC Jennifer Cole (214) 378 3600

CARL ICAHN AND DARWIN DEASON RELEASE
OPEN LETTER TO XEROX SHAREHOLDERS

Xerox's Two Largest Individual Shareholders Confirm Expiration of Previously Announced Settlement Agreement

Xerox Board Commits Additional Intentional Breaches
of Fiduciary Duties

Call for Xerox Board to Terminate Proposed Transaction with Fuji, Hire John Visentin as CEO and Resign as Directors

New York, New York, May 4, 2018 – Today Carl Icahn and Darwin Deason released the following open letter to shareholders of Xerox Corporation (NYSE: XRX):

Fellow Shareholders:

At 8:00 pm ET on Thursday night, the settlement agreement we entered into with Xerox and a unanimous Xerox Board earlier this week expired without the Xerox Board permitting the agreement to take effect, once again intentionally violating their fiduciary duties to Xerox shareholders by pursuing their own brazen self-interest.

This occurred just 48 hours after Xerox issued a press release that included the following unanimous statement from the Xerox Board:

"an immediate resolution of the pending litigation and proxy contest is in the best interest of [Xerox] and all [its] stakeholders."

This inexplicable turn of events occurred for one reason only: the Xerox Board recklessly refused to follow through with the leadership and governance changes we agreed to, demanding unprecedented additional approvals for their own personal self-interest.

An expansive release from us and the Company was not enough. Fully insured, robust indemnification rights were not enough. The Xerox Board declined to take the actions they unanimously approved as in the best interest of Xerox shareholders unless they obtained additional unprecedented protections from the court, which all parties (and the judge!) agree are not required under applicable law.

The brazen self-interest of the Xerox Board defies description.

Over the next few months, we intend to see that "massively conflicted" Jeff Jacobson and old guard directors like Bob Keegan, Ann Reese and Chuck Prince, who have already done so much damage to the company, and are continuing to do more damage with these actions, are held fully and personally liable for their misconduct. Similarly, we intend to see that Fujifilm is held fully liable as an aider and abettor of the continuing breaches of fiduciary duties by those directors.

We will continue our fight to rescue and revitalize Xerox, as so many of our fellow shareholders have been encouraging us to do.

 Sincerely yours,

Carl Icahn Darwin Deason

#lameduckboard #lameduckCEO

*****

Additional Information and Where to Find it;
Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX'S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF XEROX SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Xerox's public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.